EXHIBIT 21.    SUBSIDIARIES OF THE REGISTRANT

The Corporation or one of its wholly-owned subsidiaries beneficially owns 100% of the outstanding capital stock and voting securities of the following corporations. The Corporation is indirectly the sole general partner of First Hawaiian Center Limited Partnership.


                                                               STATE OR OTHER
                                                              JURISDICTION OF
                       NAME                                    INCORPORATION
                       ----                                    -------------
First Hawaiian Bank                                                Hawaii
    First Hawaiian Overseas Corporation                            Hawaii
    FIH International, Inc.                                        Hawaii
    American Security Properties, Inc.                             Hawaii
    Real Estate Delivery, Inc.                                     Hawaii
    FH Center, Inc.                                                Hawaii
    FHB Mortgage Company, Inc.                                     Hawaii
         dba Phoenix Financial Services
    FHB Properties, Inc.                                           Hawaii
         First Hawaiian Center Limited Partnership                 Hawaii
    First Hawaiian Dealer Center, Inc.                             Hawaii

First Hawaiian Creditcorp, Inc.                                    Hawaii

First Hawaiian Leasing, Inc.                                       Hawaii
    FHL SPC One, Inc.                                              Hawaii

FHI International, Inc.                                            Hawaii

Pioneer Federal Savings Bank                                      Federal
    Pioneer Advertising Agency, Inc.                               Hawaii


All subsidiaries were included in the consolidated financial statements of the Corporation.